Center Bancorp, Inc. Reports Increase in Third Quarter 2008 Earnings

UNION, NJ -- (MARKET WIRE) -- 10/23/2008 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank, today reported operating results for the third quarter ended September 30, 2008. Earnings amounted to $1.5 million, or $0.12 per diluted share, for the quarter ended September 30, 2008, as compared with earnings of $1.0 million, or $0.07 per diluted share, for the quarter ended September 30, 2007.

Anthony C. Weagley, President and Chief Executive Officer , commented: "We continue to sustain growth in core earnings performance and strength in the balance sheet. Despite the extraordinary events that have unfolded over the last several months and the challenges of the current environment, the Corporation remains strong, well capitalized, with sufficient liquidity, focused on asset quality and positioned to weather the global financial crises and economic recession. Loans grew by 20.0 percent over the comparable period in 2007 and 4.7 percent from the prior quarter in 2008. The Corporation will continue to focus on fundamentals with an emphasis on credit and asset quality. Our healthy allowance for loan loss levels, our ability to reduce credit exposures and low credit losses provides us the opportunity to continue to manage risk exposures as we grow the loan portfolio.”

During the third quarter, the Corporation recorded certain non-recurring items, including gains related to employee benefit plans and our bank owned life insurance offset by an impairment charge taken on a Lehman Brothers corporate bond as a result of their September bankruptcy. These items amounted to an after-tax charge of $0.02 per diluted share. Nonetheless, the results for the period continue to reflect the core strengths of the Corporation -- asset growth, margin expansion and a reduction in operating overhead. Earnings for both the current period and year-to-date reflect the progress that the Corporation is making in building a strong balance sheet, maintaining strong credit quality and improving the future stability of revenue streams.

For the nine months ended September 30, 2008, net income amounted to $4.1 million, an increase of $819,000 as compared to the comparable nine-month period ended September 30, 2007. Diluted earnings per common share for the nine months ended September 30, 2008 were $0.32 as compared with $0.24 for the same period in 2007.

Quarterly Condensed Consolidated Income Statements (unaudited)

(Dollars in thousands, except per share data)
For the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Net interest income	$6,860	$6,429	$5,687	$5,172	$5,481	$5,225
Provision for loan losses	465	521	150	150	100	100
Net interest income after provision for loan losses	6,395	5,908	5,537	5,022	5,381	5,125
Other income	47	1,116	866	874	911	1,177
Other expense	(4,578)	(5,188)	(4,953)	(6,034)	(6,080)	(6,056)
Income (loss) before income tax	1,864	1,836	1,450	(138)	212	246
Income tax expense (benefit)	346	428	233	(670)	(786)	(771)
NET INCOME	$1,518	$1,408	$1,217	$532	$998	$1,017
Earnings per share (basic)	$0.12	$0.11	$0.09	$0.04	$0.07	$0.07
Earnings per share (diluted)	$0.12	$0.11	$0.09	$0.04	$0.07	$0.07
Weighted average common shares outstanding:
Basic	12,990,441	13,070,868	13,144,747	13,441,082	13,864,722	13,910,450
Diluted	13,003,954	13,083,558	13,163,586	13,469,764	13,913,919	13,990,642
All common share and per common share amounts have been adjusted for prior stock dividends.

Selected financial ratios (annualized where applicable)

As of or for the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	09/30/07	06/30/07
Return on average assets	0.60%	0.57%	0.50%	0.22%	0.40%	0.40%
Return on average equity	7.55%	6.69%	5.60%	2.44%	4.21%	4.15%
Net interest margin (tax equivalent basis)	3.09%	3.00%	2.74%	2.48%	2.63%	2.43%
Loan/Deposit ratio	97.64%	101.61%	90.71%	78.91%	84.62%	78.71%
Stockholders' equity/total assets	7.73%	8.15%	8.58%	8.38%	9.49%	9.57%
Efficiency ratio	55.4%	67.7%	70.9%	92.7%	89.3%	92.8%
Book value per share	$6.21	$6.18	$6.51	$6.48	$6.85	$6.89
Return on average tangible stockholders' equity	9.60%	8.41%	6.98%	3.04%	5.15%	5.04%
Tangible stockholders' equity/tangible assets	6.19%	6.52%	6.98%	6.80%	7.88%	7.98%
Tangible book value per share	$4.89	$4.86	$5.20	$5.17	$5.59	$5.65

Interest Income and Expense

The Corporation recorded net interest income on a fully taxable equivalent basis of $7.1 million for the three months ended September 30, 2008 as compared to $5.9 million for the comparable quarter in 2007. Interest income decreased by $0.4 million while interest expense decreased by $1.6 million from the same period last year. Compared to 2007, net interest average earning assets increased by $24.2 million while the net interest spread and net interest margin improved by 73 basis points and 46 basis points, respectively, due primarily to reduced funding costs. On a linked quarter basis, the net interest spread and margin improved by 12 basis points and 9 basis points, respectively.

The Corporation recorded net interest income on a fully taxable equivalent basis of $20.0 million for the nine months ended September 30, 2008 as compared to $17.7 million for the comparable nine month period in 2007. Interest income declined by $2.4 million while interest expense decreased by $4.7 million from the same period last year. Compared to 2007, net interest earning assets declined by $24.9 million while the net interest spread and net interest margin improved by 62 basis points and 42 basis points, respectively, due primarily to reduced funding costs.

Steps were taken during the fourth quarter of 2007 to improve the Corporation's net interest margin by allowing a runoff of certain high rate deposits and by positioning the Corporation's cash position for further outflows in the first and second quarters of 2008. The result was an improvement in margin from the comparable period in 2007. The policy stance of the Federal Open Market Committee allowed the Corporation to further reduce liability costs in the later part of the first quarter and throughout the second and third quarters of this year. During the first nine months of 2008, the Corporation secured approximately $55 million of longer term lower cost funding with a weighted average rate of 2.90% in an effort to support continued loan growth.

The $4.7 million decline in interest expense for the nine months ended September 30, 2008 as compared with the same period last year reflects the runoff of higher cost deposits and the replacement with lower cost funding, due primarily to recent actions by the Federal Open Market Committee in lowering the target Federal funds rate. Compared to the comparable nine-month period in 2007, the Corporation’s average interest bearing deposits declined by $63 million, due primarily to the planned runoff of high cost deposits, while average borrowings, generally placed at favorable terms and rates, increased by $66 million.

Other Income

Total other income decreased $864,000 for the third quarter of 2008 compared with the comparable quarter of 2007, primarily as a result of securities losses during the third quarter of 2008. During the third quarter of 2008, the Corporation incurred an impairment charge of $1.2 million in its securities portfolio related to Lehman Brothers . Excluding net securities gains (losses), the Corporation recorded other income of $1,122,000 in the three months ended September 30, 2008, compared to $897,000 in the three months ended September 30, 2007, an increase of $225,000 or 25.1%. During the third quarter of 2008, the Corporation recognized $230,000 in tax-free proceeds in excess of contract value on our bank owned life insurance (BOLI) due to the death of one insured participant. In addition, higher levels of service charges, commissions and fees and higher earnings from the appreciation in the cash surrender value of our BOLI investment were offset in part by a decline in commissions from sales of mutual funds and annuities.

For the nine months ended September 30, 2008, total other income decreased $1,469,000 as compared to the first nine months of 2007, primarily as a result of net securities losses and impairment charges in 2008 as compared to net securities gains in 2007. Excluding net securities gains (losses), the Corporation recorded other income of $2.9 million in the nine months ended September 30, 2008, compared to $2.6 million in the nine months ended September 30, 2007, an increase of 12.7%. This increase was primarily attributable to the $230,000 in tax-free proceeds in excess of contract value on our BOLI due to the death of one insured participant. Additionally, the Corporation recognized higher service charges, commissions and fees and higher earnings from the appreciation in the cash surrender value of our BOLI investment, partially offset by a decline in commissions from sales of mutual funds and annuities.

Quarterly Consolidated Non-Interest Income (unaudited)

(Dollars in thousands)
For the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Service charges on deposit accounts	$360	$383	$404	$399	$312	$306
Commissions from mortgage broker activities	6	17	12	16	15	25
Loan related fees (LOC)	46	37	41	31	49	26
Commissions from sale of mutual funds and annuities	35	38	17	44	131	60
Debit card and ATM fees	124	130	125	132	126	130
Bank owned life insurance	507	228	221	217	223	230
Net securities gains (losses)	(1,075)	225	—	(43)	14	341
Other service charges and fees	44	58	46	78	41	59
Total other income	$47	$1,116	$866	$874	$911	$1,177

Other Expense

Other expense for the third quarter of 2008 totaled $4.6 million, a decrease of $1.5 million, or 24.7%, from the comparable period in 2007. Salary and benefit expense decreased by $1.2 million or 38.2%, to $1.9 million. Other expense for the nine months ended September 30, 2008 totaled $14.7 million, a decrease of $3.8 million, or 20.7%, from the comparable period in 2007. Salary and benefit expense decreased by $2.3 million, or 25.2%, to $6.8 million. These reductions were primarily attributable to reductions in staff, pension curtailment and elimination of certain benefit plans. Full-time equivalent staffing levels were 156 at September 30, 2008 compared to 172 at December 31, 2007 and 180 at September 30, 2007. During the third quarter of 2008, the Corporation recognized a $272,000 benefit relating to the lump-sum payment and termination of the directors retirement plan. This benefit represented the difference between the actuarial present value of the lump-sum payment and the accrued liability previously recorded on the Corporation’s balance sheet. Other decreases were recognized in premises and equipment, professional fees and other general expenses, offset in part by an increase in occupancy costs.

The efficiency ratio for the third quarter of 2008 was 55.4% as compared to 92.7% in the fourth quarter of 2007 and 89.3% in the comparable quarterly period in 2007. The Corporation has moved ahead on the previously announced strategic outsourcing agreements, to aid in the realization of its goal to reduce operating overhead and shrink the infrastructure of the Corporation. The cost reduction plans resulted in the reduction of workforce by 12 staff positions in the second quarter, which in turn resulted in a one-time charge of $145,000 for the three-month period ended June 30, 2008 for severance and termination benefits. Additionally, the Corporation completed its outsourcing arrangement with Atlantic Central Bankers Bank, BITS program and the migration of its telecommunications lines to their service platform. The result of these initiatives is expected to result in annual cost savings of $600,000.

In February of 2008, the Corporation completed the sale of its Florham Park office for $2.4 million, which approximated the carrying value. As previously announced in June 2008, the Corporation is pursuing strategic alternatives for its Union data center/operations building, which includes the relocation of all or part of its operations into other facilities in Union.

Quarterly Consolidated Non-Interest Expense (unaudited)

(Dollars in thousands)
For the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Employee salaries and wages	$1,752	$2,013	$1,896	$1,932	$3,551	$2,059
Employee stock option expense	23	36	45	46	46	35
Health insurance and other employee benefits	(32)	285	218	237	(687)	543
Payroll taxes	167	182	179	124	183	181
Other employee related expenses	9	8	14	14	14	16
Total salaries and employee benefits	$1,919	$2,524	$2,352	$2,353	$3,107	$2,834

Occupancy, net	803	734	759	799	692	629
Premises and equipment expense	352	356	366	437	442	436
Legal, auditing and other professional fees	189	190	172	690	311	599
Stationary and printing	87	118	95	104	87	115
Marketing and advertising	145	188	160	179	152	109
Computer expense	238	226	141	150	151	148
Bank regulatory related expenses	54	55	58	58	60	60
Postage and delivery	67	65	78	57	73	75
ATM related expenses	61	62	60	59	63	77
Amortization of CDI	23	24	25	25	26	27
Other expenses	640	646	687	1,123	916	947
Total other expense	$4 ,578	$5,188	$4,953	$6,034	$6,080	$6,056

Quarterly Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)
At quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Cash and due from banks	$15,952	$16,172	$15,155	$20,541	$15,277	$24,363
Fed funds and money market funds	0	0	45,300	49,490	0	0
Investments	284,349	253,780	281,746	314,194	343,979	366,224
Loans	661,157	631,221	565,025	551,669	550,847	533,675
Allowance for loan losses	(6,080)	(5,660)	(5,245)	(5,163)	(5,021)	(4,974)
Restricted investment in bank stocks, at cost	10,277	10,325	10,036	8,467	7,347	8,299
Premises and equipment, net	18,545	18,203	17,404	17,419	17,662	18,400
Goodwill	16,804	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	328	350	375	400	426	452
Bank owned life insurance	22,690	22,710	22,483	22,261	22,044	21,822
Other assets	18,756	22,531	26,084	21,563	18,425	16,557
TOTAL ASSETS	$1,042,778	$986,436	$995,167	$1,017,645	$987,790	$1,001,622
Deposits	677,144	621,190	622,924	699,070	650,999	678,011
Other borrowings	281,046	279,585	279,024	223,264	237,744	221,994
Other liabilities	3,964	5,268	7,818	10,033	5,317	5,804
Stockholders' equity	80,624	80,393	85,401	85,278	93,730	95,813
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,042,778	$986,436	$995,167	$1,017,645	$987,790	$1,001,622

Condensed Consolidated Average Balance Sheets (unaudited)

(Dollars in thousands)
For the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Investments, Fed funds, and other	$271,064	$301,118	$326,397	$351,302	$362,119	$404,975
Loans	651,766	601,655	565,654	552,521	538,798	532,799
Allowance for loan losses	(5,840)	(5,404)	(5,237)	(5,077)	(4,984)	(4,986)
All other assets	95,808	91,631	93,088	91,016	90,533	92,038
TOTAL ASSETS	$1,012,798	$989,000	$979,902	$989,762	$986,466	$1,024,826
Deposits-interest bearing	521,459	499,342	519,295	564,334	557,555	578,819
Deposits-non interest bearing	118,623	114,744	112,695	115,859	128,449	130,701
Other borrowings	288,002	284,264	251,222	216,761	200,257	211,228
Other liabilities	4,321	6,508	9,769	5,543	5,372	6,159
Stockholders’ equity	80,393	84,142	86,921	87,265	94,833	97,919
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$1,012,798	$989,000	$979,902	$989,762	$986,466	$1,024,826

Loans

The Corporation had total loans of $661.2 million at September 30, 2008, representing a $29.9 million, or 4.7%, increase on a linked-quarter basis and a $109.5 million, or 19.8%, increase from December 31, 2007. Loan growth continued during the quarter in the Corporation’s commercial real estate related segment of the portfolio. At September 30, 2008, the Corporation had $44 million in overall undispersed loan commitments which are expected to fund over the next 90 days.

Loan originations for the quarter increased in the commercial sector, primarily in commercial mortgages. “We are pleased with the loan and customer growth achieved for the third quarter and first nine months of 2008 and are optimistic that the Corporation will continue to build its loan volume throughout 2008. Our pipelines are strong; we expect that increased activity in commercial building will support continued growth in the portfolio and improvement in our earning-asset mix. As we continue to move through this economic downturn, we are focused on aggressively managing the risks associated with the current credit cycle and underwriting standards. We continue to work at strengthening existing customer relationships and building new ones by seizing opportunities resulting from the improved client base” said Mr. Weagley.

Loan Mix:
(unaudited)
(Dollars in thousands)
At quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Real estate loans
Residential	$249,258	$255,817	$260,237	$265,597	$265,301	$261,849
Commercial	246,089	224,990	163,664	137,585	136,289	135,707
Construction	47,722	50,638	48,494	51,367	53,286	47,910
Total real estate loans	543,069	531,445	472,395	454,549	454,876	445,466
Commercial loans	116,891	98,845	91,492	95,978	94,444	86,848
Consumer and other loans	672	339	592	563	960	741
Total loans before unearned fees and costs	660,632	630,629	564,479	551,090	550,280	533,055
Unearned fees and costs, net	525	592	546	579	567	620
Total loans	$661,157	$631,221	$565,025	$551,669	$550,847	$533,675

Asset Quality

The Corporation has been successful in maintaining loan credit quality. At September 30, 2008, non-performing assets totaled $654,000, or 0.06% of total assets, as compared with $4.4 million, or 0.43%, at December 31, 2007. The decrease in non-accrual loans from December 31, 2007 was primarily attributable to the repayment during the first quarter of 2008 of principal of $2.5 million and interest of $83,277 on one commercial mortgage. At September 30, 2008, the Corporation has no other real estate owned.

"The Corporation is well positioned to weather the unprecedented volatility in the credit markets as we do not have exposure to the sub prime home mortgage business or to other sub prime issues such as securitizations and collateralized debt obligations. Our home equity portfolio is sound and was originated with conservative underwriting practices,” remarked Mr. Weagley.

At September 30, 2008, the total allowance for loan losses amounted to approximately $6.1 million, or 0.92% of total loans. The allowance for loan losses as a percent of total non-performing loans amounted to 929.7% at September 30, 2008 as compared to 132.2% at December 31, 2007.

Selected credit quality ratios (unaudited)

(Dollars in thousands)
As of or for the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Non-accrual loans	$541	$265	$1,215	$3,907	$986	$1,070
Troubled debt restructuring	95	97	0	0	0	0
Past due loans 90 days or more and still accruing interest	18	0	0	0	0	0
Total non performing loans	654	362	1,215	3,907	986	1,070
Other real estate owned (“OREO”)	0	0	478	501	586	586
Repossessed assets other than real-estate	0	0	0	0	0	0
Total non performing assets	$654	$362	$1,693	$4,408	$1,572	$1,656
Non performing assets as a percentage of total assets	0.06%	0.04%	0.17%	0.43%	0.16%	0.17%
Non performing loans as a percentage of total loans	0.10%	0.06%	0.22%	0.71%	0.18%	0.20%
Net charge-offs	$45	$106	$68	$147	$139	$86
Net charge-offs as a percentage of average loans for the period (annualized)	0.03%	0.07%	0.05%	0.11%	0.10%	0.06%
Allowance for loan losses as a percentage of period end loans	0.92%	0.90%	0.93%	0.94%	0.91%	0.93%
Allowance for loan losses as a percentage of non-performing loans	929.7%	1,563.5%	431.7%	132.2%	509.2%	464.9%

Total Assets	$1,042,778	$986,436	$995,167	$1,017,645	$987,790	$1,001,622
Total Loans	661,157	631,221	565,025	551,669	550,847	533,675
Average loans for the quarter	651,766	601,655	565,654	552,521	538,798	532,799
Allowance for loan losses	6,080	5,660	5,245	5,163	5,021	4,974

Securities

Investment securities reflected a decline of $29.8 million at September 30, 2008 compared to December 31, 2007. The decline is consistent with maintaining the balance sheet strategies the Corporation has previously outlined in seeking to reduce the size of its investment securities portfolio while increasing loans as a percentage of the earning-asset mix.

The reduction in the volume of the investment portfolio was made in anticipation of providing cash flow for loan funding and forecasted liability outflows. This action had a positive impact on net interest income in the quarter and nine months ended September 30, 2008.

Deposits/Funding Sources

Deposits and customer relationships grew during the third quarter of 2008. Deposits totaled $677.1 million at September 30, 2008, an increase of $56.0 million from June 30, 2008.

The following table reflects the Corporation’s deposits for the periods specified.

Deposit Mix (unaudited)
(Dollars in thousands)
At quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Checking accounts
Non interest bearing	$114,631	$110,891	$117,053	$111,422	$121,884	$127,797
Interest bearing	129,070	124,469	125,152	155,406	110,177	126,112
Savings deposits	61,623	63,918	68,028	86,341	92,789	92,474
Money market accounts	140,533	147,202	170,742	196,601	167,442	171,923
Time Deposits	231,287	174,710	141,949	149,300	158,707	159,705
Total Deposits	$677,144	$621,190	$622,924	$699,070	$650,999	$678,011

Non-interest bearing deposits totaled $114.6 million at September 30, 2008, an increase of $3.7 million from June 30, 2008 and an increase of $3.2 million from December 31, 2007. Interest bearing demand, savings, money market accounts and time deposits increased $52.2 million from June 30, 2008 as customers' preference in seeking more stable returns from certificates of deposit became more prevalent. These interest bearing deposits declined $25.1 million from December 31, 2007 as a result of a decision to continue to reduce the Corporation’s dependency on more rate sensitive high costing funds, which were subject to maturity and repricing in favor of lower costing wholesale funds available. Time certificates of deposit of $100,000 increased $22.7 million and $53.0 million as compared to June 30, 2008 and December 31, 2007, respectively, as the cost of this type of funding source became competitive with wholesale funds. Total deposit funding sources, including overnight repurchase agreements (which agreements are part of the demand deposit base), amounted to $721.7 million at September 30, 2008, which represents a decrease of $25.9 million as compared to December 31, 2007. The Corporation expects its deposit gathering efforts to remain strong, supported in part by the recent actions by the FDIC in temporarily raising the deposit insurance limits.

Borrowings totaled $281.0 million at September 30, 2008, reflecting an increase of $57.8 million from December 31, 2007. Overnight customer repurchase transactions covering commercial customer sweep accounts totaled $44.6 million at September 30, 2008 as compared with $48.5 million at December 31, 2007. This shift in the volume of repurchase agreements also accounted for a portion of the change in non-interest bearing commercial checking accounts during the period.

Stockholders' Equity

Total stockholders' equity amounted to $80.6 million, or 7.73% of total assets, at September 30, 2008. Tangible stockholders' equity was $63.5 million, or 6.19% of tangible assets. Book value per common share was $6.21 at September 30, 2008, compared to $6.48 at December 31, 2007 and $6.85 at September 30, 2007. Tangible book value per common share was $4.89 at September 30, 2008 compared to $5.17 at December 31, 2007 and $5.59 at September 30, 2007.

During the three months ended September 30, 2008, the Corporation purchased 31,500 shares of common stock at an average cost of $8.95 per share. The total shares purchased to date in 2008 totaled 193,083 shares of common stock at an average price of $9.96 per share.

During 2007, the Corporation purchased 850,527 common shares at an average cost per share of $11.79 under the stock buyback program adopted on January 24, 2002. The repurchased shares were recorded as Treasury Stock, which resulted in a decrease in stockholders’ equity. On September 27, 2007, the Board approved an increase in its buyback program to an additional 5% of outstanding shares, enhancing its then current authorization by 684,627 shares. Subsequent to that action, on June 26, 2008 the Board approved an increase in its buyback program to an additional 5% of outstanding shares, enhancing its then current authorization by 649,712 shares. Any purchases by the Corporation may be made, from time to time, in the open market, in privately negotiated transactions or otherwise. At September 30, 2008, there were 652,868 shares available for repurchase under the Corporation’s stock buyback program.

These actions allow the Corporation to continue to repurchase shares and deliver value to the shareholders. The Corporation’s strong capital position allows the Corporation to increase the shares authorized for the stock repurchase program. The additional capacity to repurchase shares provides the flexibility to allocate capital as the Corporation seeks to maximize shareholder returns.

At September 30, 2008, the Corporation's Tier 1 Capital Leverage ratio was 7.73%, the Corporation's total Tier 1 Risk Based Capital ratio was 10.22% and the Corporation's Total Risk Based Capital ratio was 11.03%. Total Tier 1 capital decreased to approximately $77.0 million at September 30, 2008 from $79.1 million at December 31, 2007 and from $85.8 million at September 30, 2007.

At September 30, 2008, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act.

About Center Bancorp

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration. Center additionally offers title insurance services in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union, Chatham and Madison, New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At September 30, 2008, the Bank had total assets of $1.0 billion, total deposit funding sources, which includes overnight repurchase agreements, of $721.7 million and stockholders' equity of approximately $80.6 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

“Return on average tangible stockholders' equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders equity. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity. The following table presents a reconciliation of return on average stockholders equity and return on average tangible stockholders equity for the periods presented:

(Dollars in thousands)
For the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Net income	$1,518	$1,408	$1,217	$532	$998	$1,017
Average stockholders’ equity	$80,393	$84,142	$86,921	$87,265	$94,833	$97,919
Less: Average goodwill and other intangible assets	17,145	17,169	17,194	17,220	17,245	17,272
Average tangible stockholders' equity	$63,248	$66,973	$69,727	$70,045	$77,588	$80,647
Return on average stockholders’ equity	7.55%	6.69%	5.60%	2.44%	4.21%	4.15%
Add: Average goodwill and other intangible assets	2.05	1.72	1.38	0.60	0.94	0.89
Return on average tangible stockholders' equity	9.60%	8.41%	6.98%	3.04%	5.15%	5.04%

"Tangible book value per share" is also a non-GAAP financial measure and represents tangible stockholders' equity (or tangible book value) calculated on a per common share basis. The Corporation believes that a disclosure of tangible book value per share may be helpful for those investors who seek to evaluate the Corporation's book value per share without giving effect to goodwill and other intangible assets. The following table presents a reconciliation of total book value per share to tangible book value per share as of the dates presented:

(Dollars in thousands)
At quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Common shares outstanding	12,988,284	13,016,075	13,113,760	13,155,784	13,692,534	13,910,826
Stockholders’ equity	$80,624	$80,393	$85,401	$85,278	$93,730	$95,813
Less: Goodwill and other intangible assets	17,132	17,154	17,179	17,204	17,230	17,256
Tangible stockholders’ equity	$63,492	$63,239	$68,222	$68,074	$76,500	$78,557
Book value per share	$6.21	$6.18	$6.51	$6.48	$6.85	$6.89
Less: Goodwill and other intangible assets	1.32	1.32	1.31	1.31	1.26	1.24
Tangible book value per share	$4.89	$4.86	$5.20	$5.17	$5.59	$5.65

"Tangible stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration for intangible assets, inasmuch as tangible stockholders' equity and tangible assets both back out goodwill and other intangible assets. The following table presents a reconciliation of total assets to tangible assets and then presents a reconciliation of total stockholders' equity/total assets to tangible stockholders' equity/tangible assets as of the dates presented:

(Dollars in thousands)
At quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Total assets	$1,042,778	$986,436	$995,167	$1,017,645	$987,790	$1,001,622
Less: Goodwill and other intangible assets	17,132	17,154	17,179	17,204	17,230	17,256
Tangible assets	$1,025,646	$969,282	$977,988	$1,000,441	$970,560	$984,366
Total stockholders' equity/total assets	7.73%	8.15%	8.58%	8.38%	9.49%	9.57%
Tangible stockholders' equity/tangible assets	6.19%	6.52%	6.98%	6.80%	7.88%	7.98%

Total non-interest income is presented both including and excluding net securities gains (losses). We believe that many investors desire to evaluate non-interest income without regard for securities transactions. The following table presents a reconciliation of total non-interest (or other) income with total non-interest (or other) income excluding the impact of securities transactions.

(Dollars in thousands)
For the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Total non-interest income	$47	$1,116	$866	$874	$911	$1,177
Net securities gains (losses)	(1,075)	225	-	(43)	14	341
Total non-interest income, excluding net securities gains (losses)	$1,122	$891	$866	$917	$897	$836

“Efficiency ratio” is a non-GAAP financial measure and is defined as non-interest expense as a percentage of net interest income on a tax equivalent basis plus non-interest income, excluding net securities gains (losses), as follows:

(Dollars in thousands)
For the quarter ended:	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Other expense	$4,578	$5,188	$4,953	$6,034	$6,080	$6,056
Net interest income (tax equivalent basis)	$7,148	$6,776	$6,117	$5,594	$5,915	$5,692
Other income, excluding net securities gains (losses)	1,122	891	866	917	897	836
	$8,270	$7,667	$6,983	$6,511	$6,812	$6,528
Efficiency ratio	55.4%	67.7%	70.9%	92.7%	89.3%	92.8%

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding positioning to weather the global financial crisis, the stability of future revenues, anticipated cost savings, the relocation of the Corporation’s Union data center/operations, the funding of loan commitments and anticipated loan growth) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
(908) 206-2886

Joseph Gangemi
Investor Relations
(908) 206-2886

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(unaudited)

(Dollars in Thousands)	September 30, 2008	December 31, 2007

ASSETS
Cash and due from banks	$15,952	$20,541
Federal funds sold and securities purchased under agreement to resell	0	49,490
Total cash and cash equivalents	15,952	70,031
Investment securities available-for sale	284,349	314,194
Loans, net of unearned income	661,157	551,669
Less — Allowance for loan losses	6,080	5,163
Net Loans	655,077	546,506
Restricted investment in bank stocks, at cost	10,277	8,467
Premises and equipment, net	18,545	17,419
Accrued interest receivable	4,555	4,535
Bank owned life insurance	22,690	22,261
Other assets	14,201	17,028
Goodwill and other intangible assets	17,132	17,204
Total assets	$1,042,778	$1,017,645
LIABILITIES
Deposits:
Non-interest bearing	$114,631	$111,422
Interest-bearing
Time deposits $100 and over	116,986	63,997
Interest-bearing transactions, savings and time deposits $100 and less	445,527	523,651
Total deposits	677,144	699,070
Securities sold under agreement to repurchase	44,557	48,541
Short-term borrowings	8,000	1,123
Long-term borrowings	223,334	168,445
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	3,964	10,033
Total liabilities	962,154	932,367
STOCKHOLDERS’ EQUITY
Preferred stock, no par value:
Authorized 5,000,000 shares; none issued		—
Common stock, no par value:
Authorized 20,000,000 shares; issued 15,190,984 shares in 2008 and 2007; outstanding 12,988,284 shares in 2008 and 13,155,784 shares in 2007	86,908	86,908
Additional paid in capital	5,258	5,133
Retained earnings	15,784	15,161
Treasury stock, at cost (2,202,700 shares in 2008 and
2,035,200 shares in 2007)	(17,820)	(16,100)
Accumulated other comprehensive loss	(9,506)	(5,824)
Total stockholders’ equity	80,624	85,278
Total liabilities and stockholders’ equity	$1,042,778	$1,017,645

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(Dollars in Thousands, Except Per Share Data)	2008	2007	2008	2007
Interest income:
Interest and fees on loans	9,427	$8,460	26,575	$25,087
Interest and dividends on investment securities:
Taxable interest income	2,514	3,390	7,914	10,344
Non-taxable interest income	559	792	2,036	2,399
Dividends	189	254	645	981
Interest on Federal funds sold and securities purchased under agreement to resell	-	40	109	521
Total interest income	12,689	12,936	37,279	39,332
Interest expense:
Interest on certificates of deposit $100 or more	618	1,132	1,830	3,022
Interest on other deposits	2,434	3,954	8,302	12,704
Interest on borrowings	2,777	2,369	8,171	7,279
Total interest expense	5,829	7,455	18,303	23,005
Net interest income	6,860	5,481	18,976	16,327
Provision for loan losses	465	100	1,136	200
Net interest income after provision for loan losses	6,395	5,381	17,840	16,127
Other income:
Service charges, commissions and fees	484	438	1,526	1,293
Annuity and insurance	35	131	90	254
Bank owned life insurance	507	223	956	676
Net securities gains (losses)	(1,075)	14	(850)	943
Other income	96	105	307	332
Total other income	47	911	2,029	3,498
Other expense:
Salaries and employee benefits	1,919	3,107	6,795	9,083
Occupancy, net	803	692	2,296	2,044
Premises and equipment	352	442	1,074	1,340
Professional and consulting	189	311	551	1,449
Stationery and printing	87	87	300	361
Marketing and advertising	145	152	493	424
Computer expense	238	151	605	464
Other	845	1,138	2,605	3,399
Total other expense	4,578	6,080	14,719	18,564
Income before income tax expense (benefit)	1,864	212	5,150	1,061
Income tax expense (benefit)	346	(786)	1,007	(2,263)
Net income	$1,518	$998	$4,143	$3,324
Earnings per share:
Basic	$0.12	$0.07	$0.32	$0.24
Diluted	$0.12	$0.07	$0.32	$0.24
Weighted average common shares outstanding:
Basic	12,990,441	13,864,722	13,068,400	13,894,888
Diluted	13,003,954	13,913,919	13,083,112	13,950,298

SUMMARY SELECTED QUARTERLY STATISTICAL INFORMATION AND FINANCIAL DATA (Dollars in Thousands, Except per Share Data)

	Three Months Ended
	9/30/2008	6/30/2008	9/30/2007
Statements of Income Data:
Interest income	$12,689	$12,230	$12,936
Interest expense	5,829	5,801	7,455
Net interest income	6,860	6,429	5,481
Provision for loan losses	465	521	100
Net interest income after provision for loan losses	6,395	5,908	5,381
Other income	47	1,116	911
Other expense	4,578	5,188	6,080
Income before income tax expense (benefit)	1,864	1,836	212
Income tax expense (benefit)	346	428	(786)
Net income	$1,518	$1,408	$998
Earnings per share:
Basic	$0.12	$0.11	$0.07
Diluted	$0.12	$0.11	$0.07
Statements of Condition Data (Period End):
Investments	$284,349	$253,780	$343,979
Total loans	661,157	631,221	550,847
Goodwill and other intangibles	17,132	17,154	17,230
Total assets	1,042,778	986,436	987,790
Deposits	677,144	621,190	650,999
Borrowings	281,046	279,585	237,744
Stockholders' equity	$80,624	$80,393	$93,730
Dividend Data:
Cash dividends	$1,169	$1,177	$1,361
Dividend payout ratio	77.01%	83.59%	136.37%
Cash dividends per share	$0.09	$0.09	$0.09
Weighted Average Common Shares Outstanding:
Basic	12,990,441	13,070,868	13,864,722
Diluted	13,003,954	13,083,558	13,913,919
Operating Ratios:
Return on average assets	0.60%	0.57%	0.40%
Average stockholders' equity to average assets	7.94%	8.51%	9.61%
Return on average equity	7.55%	6.69%	4.21%
Return on average tangible stockholders’ equity	9.60%	8.41%	5.15%
Book value per common share	$6.21	$6.18	$6.85
Tangible book value per common share	$4.89	$4.86	$5.59
Non-Financial Information (Period End):
Common stockholders of record	649	658	689
Staff-full time equivalent	156	164	180